Exhibit 10.27

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

Between

THE ARIZONA BOARD OF REGENTS ON BEHALF OF THE UNIVERSITY OF ARIZONA

And

CANCER PREVENTION PHARMACEUTICALS, INC.

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (this "AGREEMENT" ), effective as of the date of the last authorized signature affixed hereto, is by and between the Arizona Board of Regents, a body corporate of the State of Arizona on behalf of The University of Arizona having its principal offices at Tucson, Arizona 85721 ("ARIZONA"), and Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation having its principal office at 1760 E. River Road, Suite 250, Tucson, AZ 85718 ("LICENSEE"), successor in interest to Cancer Prevention Pharmaceutical, LLC, an Arizona limited liability company (“CPP LLC”).

PREAMBLE

Whereas, good and valuable inventions jointly developed at the University of California, Irvine ("UCI") and ARIZONA are claimed in Patent Rights, as defined below; and

Whereas, inventors, who were employees of ARIZONA or UCI when the inventions were developed, have assigned, or shall assign, to their respective employers all of their right, title and interest in the inventions; and

Whereas, ARIZONA and The Regents of the University of California on behalf of the University of California-Irvine, entered into an Inter-institutional Agreement, effective May 4 2001, that authorizes ARIZONA to act on behalf of UCI in licensing Patent Rights to a third party; and consequently in this Agreement, ARIZONA and UCI shall be referred to collectively as "UNIVERSITIES"; and

Whereas, LICENSEE and ARIZONA earlier entered into that certain Exclusive License Agreement made effective May 28, 2009 (the “Original Effective Date”) by which ARIZONA granted to LICENSEE an exclusive license to Patent Rights for the use of Licensed Product and for the useful management of Licensed Product so that the inventions may be developed and the benefits enjoyed by the public, which agreement was first amended by that certain First Amendment made effective September 16, 2009, and further amended by that certain Second Amendment made effective January 14, 2010, and further amended by that certain Third Amendment made effective April 12, 2010, and last amended by that certain Fourth Amendment made effective October 15, 2010 (collectively, the “Original License Agreement”); and

Whereas, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LICENSEE and ARIZONA desire to amend the Original License Agreement and restate it in its entirety by way of this AGREEMENT, LICENSEE and ARIZONA hereby agree as follows:

Arizona's First University - Since 1885.

ARTICLE 1

Definitions

1.1	"Affiliate" means any entity that owns or controls at least fifty (50) percent of, or of which fifty (50) percent or more is owned or controlled, by LICENSEE.

1.2	“Develop” means to conduct scientific, technical and regulatory activities, including but not limited to pharmaceutical formulation development, pre-clinical, toxicological, process development for manufacturing, making regulatory filings and seeking regulatory approvals, and clinical studies, but does not include routine manufacturing.

1.3	"Effective Date" means the date of last signature by authorized representatives of the two parties affirming acceptance of the terms and conditions of this Agreement.

1.4	"Fields of Use" means all fields of use of the Technical Information and all fields of use of the inventions claimed in the Patent Rights.

1.5	"Inventor" means an inventor identified as such with respect to any of the Patent Rights.

1.6	"Licensed Product" means any product or method:

1.6.1	that is covered by Patent Rights, to the extent that the manufacture, use, sale, offer for sale or importation of such product or method would infringe an issued claim of Patent Rights (including, but not limited to, inducement or contributory infringement), but for the license granted to LICENSEE under this Agreement; or

1.6.2	the development, manufacturing, regulatory approval, labeling, use, marketing, sale or commercialization of which has been supported by, or benefitted from the access to, any Technical Information.

1.7	"Patent Rights" means: (a) the patents and patent applications identified in Schedule 1 attached to this Agreement, and any patents or patent applications that may be added to this Agreement (and Exhibit A) by separate agreement of the Parties; (b) all divisional or continuation, in whole but not in-part, applications based on any of the foregoing; (c) any and all foreign applications corresponding to applications described in (a) or (b) above; (d) any and all issued and unexpired patents resulting from any of the applications described in (a) or (b) above; and (e) any and all issued and unexpired foreign patents, reissues, reexaminations, renewals, extensions or patent term restoration that may be based on any of the patents described in (a) or (d) above.

1.8	“SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement.

1.9	"Technical Information" means UNIVERSITIES’ information and know-how made available to LICENSEE:

1.9.1	in tangible form, including without limitation, documented research data or information; clinical trial data including, but not limited to, data generated by NIH Clinical Trial # NCT00005882 and NCT00118365; or other written procedures or methods and protocols related to Licensed Products and Patent Rights; or

1.9.2	through services by ARIZONA or ARIZONA employees acting as consultants or on behalf of COMPANY in any capacity, with ARIZONA's approval that teach or transfer to LICENSEE ARIZONA know-how or information; or

1.9.3	through transfers of ARIZONA personnel associated with the project to LICENSEE or Affiliates.

1.10	"Territory" means worldwide.

ARTICLE 2

Grant

2.1	Grant of Rights. ARIZONA grants to LICENSEE an exclusive license to Develop, make, have made, import, have imported, use, market, sell, offer to sell, and distribute Licensed Product under the Patent Rights, and a non-exclusive license to Technical Information to Develop, use, label, market, sell, to make regulatory filings, and seek regulatory approval of, and otherwise commercialize Licensed Product within the Fields of Use and in the Territory. ARIZONA shall not provide clinical trial data generated by NIH Clinical Trial #NCT00005882 and #NCT00118365 as described in Paragraph 1.8.1, to third parties for regulatory or commercial purposes. These rights are subject to the terms and conditions set forth herein. This grant does not relinquish UNIVERSITIES’ ownership in or rights to Licensed Product in the Fields of Use, Patent Rights or Technical Information and does not grant to LICENSEE, by implication or otherwise, any rights to any other technologies owned, invented, or discovered by UNIVERSITIES, whether past, present or future .

2.2	Sublicenses. ARIZONA grants LICENSEE the right and power to issue sublicenses to third parties under the rights and licenses granted under Paragraph 2.1 above. LICENSEE’s right and power to issue sublicenses shall only be in effect as long as LICENSEE possesses an exclusive license under the Patent Rights under this Agreement. Any and all sublicense agreements granted by LICENSEE: (a) shall be consistent with this Agreement; (b) may not grant to SUBLICENSEE any rights broader or inconsistent with the rights set forth in this Agreement and; (c) to the extent applicable, must include all of the rights and obligations due ARIZONA in this Agreement, including the following Sections: 2.3, 2.4, 3, 5.1, 11, and 12. LICENSEE shall notify ARIZONA of each sublicense granted hereunder and provide ARIZONA with a copy of each sublicense, subject to the same obligations of confidentiality imposed on LICENSEE under the pertinent sublicense. LICENSEE shall collect and pay all fees due ARIZONA and guarantee all such payments due from SUBLICENSEEs. LICENSEE shall require SUBLICENSEEs to provide payments with financial reports to the extent required of LICENSEE hereunder, and LICENSEE shall collect and summarize for ARIZONA all such reports due from SUBLICENSEEs. LICENSEE shall monitor SUBLICENSEEs and assure license terms are met.

2.3	ARIZONA Reserved Rights. ARIZONA shall retain the right for itself to use the Licensed Product for ARIZONA's educational and internal research purposes. ARIZONA shall retain the right to sublicense the rights for educational and internal research purposes to other institutions of higher education on behalf of any of the Inventors named in the patents who are employees of ARIZONA, in the event that said Inventor moves to that institution. However, nothing in this Paragraph 2.3 shall permit ARIZONA during the term of this Agreement to sell or lease embodiments of the inventions.

2.4	Publications. Nothing in this Agreement, except the provisions of Article 13·regarding Confidentiality of LICENSEE's information, shall be deemed to limit the right of ARIZONA to publish, any and all technical data resulting from any research performed by ARIZONA, including but not limited to, research relating to the Licensed Product or Technical Information. ARIZONA will provide LICENSEE with all draft manuscripts describing unpublished data at least forty five (45) days prior to submission for publication. If requested by LICENSEE in order to permit the preparation and filing of appropriate patent applications, ARIZONA shall agree to an additional review period prior to submission of the draft manuscript to any outside entity, such additional period not to exceed forty-five (45) days.

2.5	Governing Laws. The use of Licensed Product shall be subject to applicable county, state or federal laws, rules, and regulations governing use of Licensed Product in or between any county, state or federal jurisdiction.

2.6	Grant Limitations. LICENSEE acknowledges that Licensed Product will not be used, marketed and/or sublicensed outside the Fields of Use or Territory.

ARTICLE 3

Government Rights

3.1	Rights of Sponsor. The development of this technology was sponsored in part by National Institute of Health Grant No. PO1 CA072008 and Grant No. P50 CA095060; and as a consequence, this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §200-212 and applicable implementing regulations, as well as the payment -free provisions of Paragraph 3.2 below.

3.2	Payment-free License to Government. Upon request of the U.S. Government, no payments may be paid or collected for use of Licensed Product by the U.S. Government or any agency thereof, as provided for in the license to the government.

ARTICLE 4

Fees and Warrants

4.1	Fees. In consideration, in part, for the rights granted herein, LICENSEE shall pay the following fees:

4.1.1	One-Time, Non-Refundable, Non-Cancelable, Non-Creditable License Issue Fee. LICENSEE shall pay ARIZONA a one-time, non-refundable, non-cancelable, non-creditable license issue fee of five thousand dollars ($5,000) within fourteen (14) of the Original Effective Date. ARIZONA acknowledges that LICENSEE timely complied with the foregoing obligation in connection with the execution and delivery of the Original License Agreement.

4.1.2	Warrants. LICENSEE shall grant ARIZONA warrants as partial consideration for this License in accordance with the warrant agreement attached hereto as Appendix A. ARIZONA acknowledges that LICENSEE timely complied with the foregoing obligation in connection with the execution and delivery of the Original License Agreement.

4.1.3	License Maintenance Fee. LICENSEE shall pay ARIZONA License Maintenance Fees as follows:

1st through 4th anniversary of the Original Effective Date: $5,000

5th through 7th anniversary of the Original Effective Date: $10,000

8th through 10th anniversary of the Original Effective Date: $25,000

Annual maintenance fee payments will be fully creditable against any Milestone Fees due in the same calendar year. No annual maintenance fees are due after the 10th anniversary of the Original Effective Date.

4.1.4	Milestone Fees. LICENSEE shall pay ARIZONA Milestone Fees, as follows:

4.1.4.1 For Licensed Product claimed in Patent Rights identified in Group I of Schedule 1:

a)	$25,000 due upon receipt of U.S. Food and Drug Administration ("FDA") marketing approval through the NDA (New Drug Application) process by LICENSEE, Affiliate, assignee or SUBLICENSEE for Licensed Product in Fields of Use for prevention or treatment of Familial Adenomatous Polyposis (FAP); and

b)	$50,000 due upon receipt of FDA marketing approval by LICENSEE, Affiliate, assignee or SUBLICENSEE for Licensed Product in Fields of Use for prevention or treatment of colon polyps, adenomas or colorectal cancer.

4.1.4.2	For License Product claimed in Patent Rights identified in Group II of Schedule 1:

$15,000 due upon receipt of FDA marketing approval, through the PMA (Premarket Approval) application process, by LICENSEE, Affiliate, assignee or SUBLICENSEE or approval by the Centers for Medicare & Medicaid Services (“CMS”) of a test under the Clinical Laboratory Improvement Amendments for use with such Licensed Product.

4.2 Patent Maintenance and Related Costs. LICENSEE agrees to accept, and is hereby granted the corresponding rights and authority of, management and financial responsibilities for prosecution and maintenance of Patent Rights and of any other patent rights as the parties may subsequently agree will be included within the scope of the licenses granted hereunder. LICENSEE shall nominate, and ARIZONA shall promptly approve, which approval shall not be unreasonably withheld, conditioned or delayed, patent counsel to prosecute and maintain such Patent Rights. ARIZONA acknowledges that it has approved Parker Highlander PLLC as LICENSEE’s nominee for patent counsel. It is further agreed that LICENSEE shall instruct patent counsel to send to ARIZONA, at the address and contact points specified in Art. 9, Notices, copies of all proposed patent correspondence with the USPTO and foreign patent authorities at the time the same are communicated to LICENSEE. LICENSEE shall instruct patent counsel to take into consideration ARIZONA’s comments received reasonably in advance of the pertinent deadline when responding to a US or foreign patent office. ARIZONA and LICENSEE share a community of interest with regard to the prosecution of the Patent Rights and, accordingly, ARIZONA shall treat all communications from LICENSEE’s patent counsel as confidential attorney-client privileged communications.

If LICENSEE affirmatively elects to abandon prosecution or maintenance of a particular patent application or patent in a particular country, ARIZONA will be notified in sufficient time to assume responsibilities should ARIZONA decide to do so. LICENSEE shall bear all costs incurred in the maintenance or prosecution of the pertinent patent or patent application, as the case may be, until such time as the ARIZONA assumes responsibility for that patent prosecution, but in no event will LICENSEE be obligated to bear those costs incurred three months after the date of LICENSEE’s abandonment notice to ARIZONA. If LICENSEE intentionally abandons any particular patent application or issued patent as provided above, the licenses under Paragraph 2.1, Grant of Rights, shall terminate on the effective date of that abandonment, whereupon said application or issued patent shall no longer be considered part of licensed Patent Rights hereunder.

4.3	Payments. Payments hereunder shall be made in United States dollars.

4.4	Fee Payment Schedule. LICENSEE shall pay all fees under Paragraph 4.1 annually within 30 days of December 31 of each calendar year. Each such payment shall be for the most recently completed calendar year.

4.5	Charge for Late Payment. In the event that fee payments are not received when due, the LICENSEE shall pay additional interest charges at an annual rate of ten percent (10%). Interest shall be calculated from the date payment was due and until actually received by ARIZONA.

4.6	Obligation to Pay Fees. If any patent or patent claim within Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort from which no appeal has or can be taken, all obligation to pay fees based on that patent or claim or any claim patentably indistinct therefrom will be reduced by 50% as of the date of final decision. LICENSEE shall not, however, be relieved from paying full fees that accrued before the final decision, that are based on another patent or claim not involved in the final decision, or that are based on ARIZONA 's property rights.

ARTICLE 5

Reports and Inspections

5.1	Books and Records. LICENSEE shall maintain accurate books and records, and, upon reasonable advance notice by ARIZONA, LICENSEE's records shall be open for inspection by ARIZONA for the purpose of verifying the accuracy of reports. LICENSEE shall keep, and cause SUBLICENSEE(s) to keep, accurate records and books showing all transactions regarding the use of Licensed Product or sublicensing of Licensed Product and shall permit duly authorized agents of ARIZONA, during regular business hours, to inspect records regarding payments due ARIZONA. In the event payment is in error by five percent (5%) or more, LICENSEE shall pay all reasonable documented audit expenses.

5.2	Annual Reporting on Use of Licensed Product. After the first commercial use of Licensed Product, LICENSEE shall provide ARIZONA with an annual written report within 60 days after December 31 and June 30 of each year indicating:

5.2.1	Summary of sales of Licensed Product by LICENSEE, Affiliates, and assignees during the pertinent reported period and the reported sales by SUBLICENSEE(s) in reports received by LICENSEE during the pertinent reporting period; and

5.2.2	The payments due, if any, including the method used to calculate payments with respect to the sales reported in Paragraph 5.2.1 above.

5.3	Annual R & D Reporting. Thirty (30) days after December 31 of each year following the Original Effective Date and continuing annually thereafter, LICENSEE shall submit to ARIZONA a progress report covering LICENSEE' s activities related to development and testing of Licensed Product and obtaining governmental approvals necessary for marketing and commercial use. Progress reports are required for each Licensed Product until the first commercial use of any Licensed Product occurs in the United States and shall again be required if commercial use of any Licensed Product is suspended or discontinued.

5.4	Progress Reports. Progress reports submitted under Paragraph 5.3 shall include, but are not limited to, the following topics: current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, a summary of the value of resources spent in the reporting period and summary of work completed .

ARTICLE 6

Infringement

6.1	Infringement Notification. The LICENSEE shall notify ARIZONA promptly if any unauthorized use of Licensed Product or Technical Information comes to the attention of the LICENSEE. Notification of such infringement shall include reasonable details that would enable ARIZONA to investigate and terminate such infringement, and ARIZONA retains the right to terminate such infringement.

6.2	Pursuit of Infringers. Pursuant to this Agreement and to the provisions of 35 U .S.C. 29 or other statutes, LICENSEE is empowered, and may extend that power to each SUBLICENSEE that is granted exclusive rights within a particular country or set of countries under the pertinent sublicense agreement (each, an “Exclusive SUBLICENSEE”):

6.2.l	to bring suit in its own name, without expense to ARIZONA, and on its own behalf for infringement of presumably valid claims in Patent Rights or infringement or misappropriation of the Technical Information; and

6.2.2	in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement or misappropriation; and

6.2.3	in any such suit, with the prior written permission of ARIZONA, such permission not to be unreasonably withheld, to settle any claim or suit for infringement of Patent Rights exclusively licensed to LICENSEE under this Agreement or for infringement or misappropriation of the Technical Information.

LICENSEE shall notify and seek input from ARIZONA of LICENSEE's intention to file suit prior to filing thereof. ARIZONA acknowledges that, as assignee of the Patent Rights and the Technical Information, it may be a necessary party to any suit or legal proceeding brought by LICENSEE or an Exclusive SUBLICENSEE concerning infringement of the Patent Rights or misappropriation of the Technical Information. In light of that, ARIZONA agrees to join in any such suit or legal proceeding in which the pertinent court or tribunal concludes that ARIZONA is a necessary party to that suit or legal proceeding. In that event, and if ARIZONA so requests, LICENSEE’s legal counsel must represent ARIZONA, at LICENSEE’s expense, in any consequent legal proceedings. If the suit or proceeding is brought by an Exclusive SUBLICENSEE, LICENSEE must cause the Exclusive SUBLICENSEE’s legal counsel to represent Arizona, at no expense to Arizona. If that legal counsel is unable to represent ARIZONA because of a conflict of interest or other bona fide reason, ARIZONA may engage other competent legal counsel, at LICENSEE’s expense of all of ARIZONA’s reasonable costs and subject to their reasonable approval, to represent ARIZONA in any such suit or legal proceeding. If ARIZONA does not wish to be represented by LICENSEE’s or the Exclusive SUBLICENSEE’s legal counsel for reasons other than a conflict of interest, ARIZONA may engage competent legal counsel of its own choosing to represent ARIZONA at ARIZONA’s own expense. In the event that LICENSEE exercises its rights under this paragraph, then as between the parties, all recoveries had or obtained in such suit shall belong solely to LICENSEE with the exception of any earned fees payable to UNIVERSITY as set forth in this Agreement. LICENSEE agrees to keep ARIZONA reasonably apprised of the status and progress of any litigation.

6.3	University Pursuit of lnfringers. In the event that suit is initially brought by ARIZONA under this Article, ARIZONA agrees that LICENSEE and its SUBLICENSEES may join ARIZONA as a party plaintiff in any such suit, to be controlled by ARIZONA, each to bear its own attorneys’ fees and costs. If neither LICENSEE nor any SUBLICENSEE joins as party plaintiff in such suit, then all recoveries had or obtained in such suit shall belong solely to ARIZONA. If LICENSEE joins as party plaintiff in such suit, allocation of recoveries had or obtained in such suit shall be in accordance with terms to be negotiated by the involved parties, such allocation terms being reasonable and negotiated in good faith and subject to the terms of any pertinent sublicenses. ARIZONA’S allocation will reflect the degree in which the Patent Rights and Technical Information are utilized by the infringer (the “University Allocation”). If the involved parties are unable to agree upon the University Allocation on or before the date ninety (90) days after the date of termination of the pertinent legal proceeding, then either party may submit the matter to arbitration in accordance with the dispute resolution procedures set forth in Paragraph 14.10.

6.4	LICENSEE Pursuit of infringers. In any infringement action commenced under this Article by LICENSEE or a SUBLICENSEE, the expenses in such action, including, but not limited to, costs, fees, attorney fees and disbursements, as between the parties, shall be LICENSEE’s responsibility..

6.5	University Cooperation. ARIZONA shall cooperate fully with LICENSEE in connection with any infringement action initiated by LICENSEE or a SUBLICENSEE under this Article, and ARIZONA agrees promptly to provide reasonable access to all necessary documents and to render reasonable assistance in response to a written request by LICENSEE.

6.6	Declaratory Judgment. In the event that a declaratory judgment alleging invalidity or non-infringement of any of the patents included in Patent Rights shall be brought against LICENSEE or raised by way of counterclaim or affirmative defense in an infringement suit brought by LICENSEE or an Exclusive SUBLICENSEE under this Article, LICENSEE and each SUBLICENSEE, pursuant to this Agreement and to 35 U.S.C. 29 or other statutes, is empowered :

6.7.1	to defend the suit in its own name, at its own expense, and on its own behalf, for presumably valid claims in such patents ; and

6.7.2	in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards; of whatever nature recoverable for such infringement; and

6.7.3	in any such suit, with the prior written permission of ARIZONA, such permission not to be unreasonably withheld, to settle any claim or suit for declaratory judgment involving Patent Rights.

Nothing in this paragraph shall be construed as limiting any rights granted to or retained by either ARIZONA or LICENSEE under this Article.

6.8	Validity Challenge. In the event of a validity challenge brought by LICENSEE or an Affiliate, LICENSEE will pay the reasonable attorneys’ fees and costs of ARIZONA in such litigation as they accrue. In the event of a validity challenge brought by a SUBLICENSEE (that does not otherwise pay ARIZONA directly pursuant to Paragraph 2.2), if LICENSEE does not terminate the pertinent sublicense, then LICENSEE will pay the reasonable attorneys’ fees and costs of ARIZONA in such litigation as they accrue.

6.9	Recovery of Punitive Damages. In the event that LICENSEE recovers punitive damages in any action brought under this Article, LICENSEE shall pay to ARIZONA 15% of any recovery.

6.10	No Obligation or Limitations. Nothing contained within this Article or this Agreement shall be construed to obligate ARIZONA to bring any suit or to enforce any rights under this Agreement. Additionally, nothing contained within this Article or this Agreement shall be construed to limit the ability of ARIZONA to bring any suit or to enforce any rights under this Agreement.

ARTICLE 7

Term and Termination

7.1	Term. This Agreement shall be in effect as of the Effective Date and shall continue until the expiration of latest expiring Patent Rights. Upon expiration of the Patent Rights, the licenses and rights granted under this Agreement related to Technical Information, will be fully-paid, perpetual and irrevocable.

7.2	Termination by LICENSEE. LICENSEE may terminate this Agreement by giving ARIZONA ninety (90) days prior written notice and including in the notice a declaration that LICENSEE is no longer, and henceforth will not be, making commercial gain from the use of Patent Rights or Technical Information in the Fields of Use or in the Territory.

7.3	Termination by ARIZONA. If LICENSEE breaches any material term of this Agreement, then ARIZONA may give written notice of the breach; and, if LICENSEE fails to correct the breach within sixty (60) days of its receipt of the written notice, then ARIZONA shall have the right to terminate the Agreement by written notice to LICENSEE. If exercised by ARIZONA, this right supersedes the rights granted in Article 2 (Grant). For purposes of this paragraph, and subject to Section 8.3 below, a breach of this Agreement shall include failure to fulfill LICENSEE marketing requirements under Art. 8 of this Agreement; or after the first commercial use, ceasing the commercial use of Licensed Product.

7.4	Automatic Termination. This Agreement will terminate automatically if, during the term of this Agreement, LICENSEE :

7.4.1	is generally unable to pay its debts as they become due; or

7.4.2	commits any act of bankruptcy; or

7.4.3	becomes insolvent; or

7.4.4	files a voluntary petition under any bankruptcy or insolvency act; or

7.4.5	has an involuntary petition under any bankruptcy or insolvency act filed against it which is not dismissed within ninety (90) days; or

7.4.6	offers any component of the Patent Rights for the benefit of its creditors; or

7.4.7	terminates its existence.

7.5	Effect of Termination. Subject to Section 7.6, upon termination of this Agreement; LICENSEE shall immediately cease use of the rights granted herein.

7.6	Effect of Termination on Sublicenses. Upon termination of this Agreement pursuant to Section 7.3 or 7.4 above, each sublicense granted under this Agreement shall remain in effect, but subject to further action of the parties as specified in this Paragraph. If the agreement granting the sublicense pertains only to the Patent Rights and the Technical Information, then LICENSEE shall assign the sublicense to ARIZONA for the exclusive benefit of the ARIZONA, subject to any required written consent of the SUBLICENSEE to any such assignment and subject to the written consent of ARIZONA, which will be granted so long as the agreement to be assigned at the time of assignment is consistent with this Agreement (including without limitation sections 6.8, and 14.7 through 14.11), imposes obligations on SUBLICENSEE that are substantially similar to the obligations of LICENSEE as set forth in this Agreement, and does not contain provisions that the ARIZONA is prohibited by law or ABOR policy from agreeing to. If the agreement granting the sublicense under this Agreement also grants rights and licenses with respect to intellectual property in addition to the Patent Rights and Technical Information (a “Blended IP Agreement”), then LICENSEE shall continue to be a party to the Blended IP Agreement and to administer it and be liable to ARIZONA under its terms, but shall pay and assign over to ARIZONA a portion of any consideration received under the Blended IP Agreement that reflects the degree in which the Patent Rights and Technical Information are utilized by the SUBLICENSEE in commercialization of products under the Blended IP Agreement (the “University Portion”). LICENSEE shall exercise its reasonable commercial efforts to cause the SUBLICENSEE under the Blended IP Agreement to make reports regarding and payments of the University Portion directly to ARIZONA and/or to negotiate directly with ARIZONA a separate agreement that covers the Patent Rights and Technical Information, and that terminates the rights and obligations under the Blended IP Agreement pertaining to the Patent Rights and Technical Information. Promptly after termination of this Agreement, LICENSEE and ARIZONA will convene a meeting to determine the University Portion and LICENSEE must provide to ARIZONA, under appropriate confidentiality obligations, any underlying information in LICENSEE’s possession or control that reasonably relates to that determination. If the parties are unable to agree upon the University Portion on or before the date ninety days after the date of termination of this Agreement, then either party may submit the matter to arbitration in accordance with the dispute resolution procedures set forth in Paragraph 14.10. Any rights or licenses granted under the Blended IP Agreement with respect to LICENSEE’s intellectual property rights shall be unaffected notwithstanding the provisions of this Paragraph. If, in any event, upon termination of this Agreement pursuant to Sections 7.3 or 7.4, a particular sublicense agreement is not either assigned to ARIZONA or the payments are assigned to ARIZONA, in either case as specifically set forth above, within ninety (90) date after the effective date of termination of this Agreement, then the applicable sublicense will terminate upon termination of this Agreement and ARIZONA agrees to negotiate in good faith for a new license directly with the applicable SUBLICENSEE.

7.7	No Relief of Obligations Incurred Prior to Termination. Termination of the Agreement granted hereunder by either party does not relieve the parties of obligations incurred prior to such termination.

7.8	Surviving Terms. Notwithstanding any termination or expiration of this Agreement, the provisions of Articles 11 [No Warranties], 12 [ Indemnification], and 13 [Confidentiality] shall survive and shall be enforceable according to the terms thereof.

ARTICLE 8

Due Diligence

8.1	Obligation to Commercialize. LICENSEE shall, using best business practice, diligently fill the market demands for Licensed Products within the Fields of Use and in the Territory. To that end, LICENSEE shall meet the developmental milestones described in this Article.

8.2	Government Approvals. LICENSEE shall diligently endeavor to obtain all necessary governmental approvals for marketing of the first Licensed Product in any country of the Territory within ten (10) years of the Original Effective Date.

8.3	LICENSEE Marketing Obligations. LICENSEE shall market Licensed Product within the Fields of Use within ninety (90) days of regulatory approval by both the FDA of the Licensed Product for marketing and the CMS of any CLIA-compliant diagnostic test required by the labeling of the Licensed Product to be used in determining administration of the Licensed Product. It is acknowledged by the parties that development and marketing and sale of Licensed Products can be delayed by unforeseen and unusual consequences neither caused by nor under the control of LICENSEE, including by way of example, but not limitation, regulatory actions, safety concerns, recalls and the like. Should such delays cause LICENSEE to fail to complete any development activity or milestone within the allotted time, or cause LICENSEE to suspend marketing or sale of any LICENSED PRODUCT, the periods allotted may be extended by mutual agreement, following sufficient documentation of such delays by the LICENSEE.

8.4	Should LICENSEE fail to complete any development activity or milestone within the allotted time under this Art. 8, LICENSEE shall have the option to either a) pay ARIZONA $10,000 per year until the LICENSEE meets such obligation, such payment due within 30 days of receipt of ARIZONA 's invoice; or b) accelerate the payments under 4.1.4.1.(a). Should LICENSEE fail to meet obligations under this Art. 8 for more than three (3) consecutive years, that failure will constitute a material breach of this Agreement and ARIZONA may elect to terminate this Agreement in accordance with Paragraph 7.3.

ARTICLE 9

Notices

Any royalty or fee payment, notice, or other communication required or permitted to be made or to be given to either party under this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class U.S. mail, postage prepaid, addressed to that party at its address set forth below.

If to ARIZONA:

Tech Transfer Arizona

The University of Arizona

University Services Annex, 4th Floor

PO Box 210300A

Tucson, Arizona 85721-0300

Attn: UA98-023

Phone: 520-621-5000

Facsimile 520-626-4600

If to LICENSEE:

Mr. Jeffrey E. Jacob, CEO

Cancer Prevention Pharmaceuticals, Inc. 1760 E. River Road, Suite 250

Tucson, Arizona 85718

Phone: 520-908-7774

Facsimile: 520-232-2191

ARTICLE 10

Assignment

10.1	This Agreement may be assigned by ARIZONA. This Agreement shall not be assigned by LICENSEE except (a) with the prior written consent of ARIZONA, which consent shall not be unreasonably withheld; or (b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this Agreement. Assignment of this Agreement by LICENSEE shall become effective after written notice by LICENSEE to ARIZONA including the following:

10.1.1	notice that assignment has been made;

10.1.2	name of the assignee;

10.1.3	assignee's acknowledgement of the terms and conditions of this Agreement; and

10.1.4.	contact information necessary to update Article 9 (Notices).

ARTICLE 11

No Warranties

11.1	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITIES MAKE NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING. IT IS AGREED THAT LICENSEE ACCEPTS LICENSED PRODUCTS ON AN "AS IS" BASIS.

11.2	NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES UNIVERSITIES EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN UNIVERSITIES’ PATENT RIGHTS OR NOT EXPRESSLY REQUIRED UNDER THIS AGREEMENT.

11.3	IN NO EVENT SHALL UNIVERSITIES BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNICAL INFORMATION OR LICENSED PRODUCTS.

11.4	NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

11.5	THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF UNIVERSITIES OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

ARTICLE 12

Indemnification

12.1	Indemnification of Universities. LICENSEE shall indemnify, hold harmless and defend UNIVERSITIES, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise of this Agreement.

12.2	Insurance. LICENSEE , at its sole cost and expense, shall insure its activities in connection with the work related to Licensed Product under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self-insurance:

12.2.1	Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows: Each Occurrence $1,000,000; Products/Completed Operations Aggregate $5,000,000; Personal and Advertising Injury $1,000,000; and General Aggregate (commercial form only) $5,000,000; or

12.2.2	LICENSEE may obtain and carry commercial general liability insurance with minimum limit of $1,000,000 per occurrence until first use in humans, including clinical trials. The minimum limit of LICENSEE' s Product Liability and General Aggregate insurance must be increased to $5,000,000 before the first patient is enrolled in a clinical trial.

12.2.3	The coverage and limits specified above do not in any way limit the liability of the LICENSEE under this Agreement. The LICENSEE shall, upon ARIZONA’S written request, furnish ARIZONA with certificates of insurance showing compliance with all requirements. Except as provided below, such certificates must: provide for thirty (30) day advance written notice to ARIZONA of any modification; indicate that UNIVERSITIES have been endorsed as an additional insured under the coverage specified above; and include a provision that the coverage will be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITIES. LICENSEE will not be obligated to require a SUBLICENSEE to obtain the foregoing endorsements if the SUBLICENSEE is not granted a right to sell Licensed Products in the United States and if the law or insurance practices of the jurisdiction of that SUBLICENSEE do not permit or provide for such an endorsement.

12.3	Notification of Claims or Suits. ARIZONA shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITIES in respect of which UNIVERSITIES intends to invoke the provisions of this Article. LICENSEE shall keep ARIZONA informed on a current basis of its defense of any claims under this Article.

ARTICLE 13

Confidentiality

13.1	Obligations of Confidentiality. ARIZONA or LICENSEE as receiving party ("Receiving Party'') shall safeguard confidential information disclosed by ARIZONA or LICENSEE ("Disclosing Party") and marked "Confidential" against disclosure to third parties with the same degree of care as it exercises with its own information of a similar nature . Receiving Party shall not use such data, except to perform its obligations under this Agreement, and shall not disclose such data to others (except to its employees, agents, or consultants who are bound to Receiving Party by a like obligation of confidentiality) without the express written permission of Disclosing Party, except that the Receiving Party is not prevented from using or disclosing any of the data that:

13.1.1	Receiving Party can demonstrate by written records was previously known to it; or

13.1.2	is now or becomes in the future public knowledge other than through acts or omissions of the Receiving Party;

13.1.3	is lawfully obtained by Receiving Party from sources independent of Disclosing Party; or

13.1.4	constitutes Technical Information disclosed and used pursuant to a sublicense granted by LICENSEE hereunder, but subject to suitable obligations of confidentiality.

The secrecy obligations of Receiving Party under these terms shall remain in effect for five (5) years from the termination date of this Agreement.

13.2	Receipt of Confidential Information. The obligations of confidentiality and limited use hereunder apply to any confidential information of Disclosing Party provided to Receiving Party relating to the subject matter of this Agreement, whether supplied under this Agreement or previously.

13.3	Exclusion. This Agreement itself cannot be Proprietary Information per the Arizona Public Records Law ARS 39- 121 and ARS 41-1350.

ARTICLE 14

Miscellaneous

14.l	Restriction on Use of Name . Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the University of Arizona or UCI (including contraction, abbreviation, or simulation of any of the foregoing) without express written permission of ARIZONA or UCI, as the case may be.

14.2	Entire Understanding. This Agreement embodies the entire understanding of the parties, and there are no other agreements or understandings, either express or implied, between the parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or agents.

14.3	Headings. The headings and General Understanding of the several Articles are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

14.4	Foreign Reporting or Approval. LICENSEE shall notify ARIZONA if LICENSEE becomes aware that this Agreement is subject to any applicable U.S. or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including, but not limited to, fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

14.5	Export Control. If applicable, LICENSEE shall observe all applicable United States and foreign laws with respect to the use of Licensed Product and related technical data in foreign countries, including, without limitation, the Export Administration Regulations.

14.6	Enforceability of Terms. In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

14.7	Choice of Law. The terms and conditions of this Agreement shall be subject to and shall be construed and enforced in accordance with applicable laws as interpreted by the courts of the State of Arizona.

Paragraphs 14.8 through 14.11 are required by the State of Arizona.

14.8	Compliance. The parties shall comply with all applicable state and federal statutes and regulations governing equal employment opportunity, non-discrimination and immigration.

14.9	Conflict of Interest. Pursuant to the provisions of ARS 38-511, ARIZONA may cancel this Agreement by written notice to the parties if any person substantially involved in obtaining, drafting or procuring this Agreement for or on behalf of ARIZONA becomes an employee or consultant in any capacity of the other party/parties to this Agreement within three (3) years after the Effective Date.

14.10	Arbitration. The parties agree that should a dispute arise between them concerning this Agreement and no party seeks affirmative relief other than money damages in the amount of Fifty Thousand Dollars ($50,000) or less, exclusive of interest, costs and attorneys' fees, the parties shall submit the matter to arbitration pursuant to the Revised Uniform Arbitration Act, A.R.S §12-3001 et seq. (the “Act”), whose rules shall govern the interpretation, enforcement, and proceedings pursuant to this paragraph. Except as otherwise provided in the Act, the decision of the arbitrator(s) shall be final and binding upon the parties.

14.11	State Funding. The parties recognize that the performance by ARIZONA may be dependent upon the appropriation of funds by the State Legislature of Arizona. Should the Legislature fail to appropriate the necessary funds, ARIZONA may cancel its future obligations under this Agreement without further duty or obligation. ARIZONA agrees to notify LICENSEE as soon as reasonably possible after the unavailability of said funds comes to ARIZONA’s attention.

14.12	Performance of Provisions. The failure of any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provision at a later time.

IN WITNESS WHEREOF, each party hereto has executed this Agreement in duplicate originals by their respective and duly authorized officers on the day and year below written.

ARIZONA BOARD OF REGENTS

on behalf of

THE UNIVERSITY OF ARIZONA

/s/ David Allen

By:_________________________

David Allen, VP,

Tech Launch Arizona

12/19/13

Date:____________________

CANCER PREVENTION PHARMACEUTICALS, INC.

Jeffrey E. Jacob

By:___________________________

Jeffrey E. Jacob, CEO

12/19/13

Date:______________________

SCHEDULE 1

Licensed Patents

I. DFMO and Sulindac Combination in Cancer Chemoprevention

ISSUED PATENTS
Country	Patent No.	Issue Date	Expiration Date
U.S.	6,258,845	07/10/2001	3/26/2019

II. Carcinoma Diagnosis and Treatment, Based on ODC1 Genotype
ISSUED PATENTS
Country	Patent No.	Issue Date	Expiration Date
U.S.	8,329,636	12/11/2012	1/15/2031

PATENT APPLICATIONS
Country	Patent Appln. No.	Filing Date
Australia	AU2010248803	05/14/2010
Canada	2,761,946	05/14/2010
China	CN 2010080031983.5	05/14/2010
Euro	EP2430452	05/14/2010
Hong Kong	12111787.0	05/14/2010
(registration of CN 2010080031983.5)
Israel	IL0216369	05/14/2010
Japan	JP2012-511052	05/14/2010
U.S.	13/709,753	12/10/2012
(continuation of U.S. 8,329,636)
WIPO	WO 2010/132817	05/14/2010

III. Cancer Prevention and Treatment Methods Based on Dietary Polyamine Content
ISSUED PATENTS
Country	Patent No.	Issue Date	Expiration Date
All are pending as of the Effective Date.

PATENT APPLICATIONS
Country	Patent Appln. No.	Filing Date
U.S.	13/697,984	05/13/2011
Canada	2,799,431	05/13/2011
Euro	EP 2,568,978	05/13/2011
Japan	JP2013-510342	05/13/2011
WIPO	WO 2011/143579	05/13/2011
	(based on U.S. 61/345,048	05/14/2010)

IV. Predictive Markers for Polyamine Inhibitor Cancer Therapies
ISSUED PATENTS
Country	Patent No.	Issue Date	Expiration Date
All are pending as of the Effective Date.

PATENT APPLICATIONS
Country	Patent Appln. No.	Filing Date
U.S.	61/719,748	10/29/2012

APPENDIX A

Limited Liability Company Interest Warrant to Purchase

Interest of Cancer Prevention Pharmaceutical, LLC

Warrant Purchase Agreement